Execution Version

Exhibit 99.2

SECURITIES PURCHASE AGREEMENT (this “Agreement”) made on July 5, 2021

AMONG:

(1)

Teal Sea Holding Corp., an exempted company organized under the laws of Cayman Islands, whose registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”);

(2)

TLC BioSciences Corp., an exempted company organized under the laws of Cayman Islands, whose registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(3)

Sea Crest Holding Corp., an exempted company organized under the laws of Cayman Islands, whose registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Cayman 2”, together with the Issuer and the Company, the “Cayman Companies”);

(4)

Woods Investment Company, Ltd. (森投資股份有限公司), a limited liability company organized under the laws of Taiwan, whose registered office is located at 11F-1, No. 3, Yuanqu Street, Nangang District, Taipei (“Bidco”);

(5)	each of the individuals listed on Part I of Schedule I attached hereto (each, a “Major Shareholder”, and collectively, the “Major Shareholders”);

(6)	each of the individuals listed on Part II of Schedule I attached hereto (each, a “Management Party”, and collectively, the “Management Parties”); and

(7)

PAG Growth Lynx Holding (BVI) Limited, a limited liability company organized and existing under the laws of British Virgin Islands with its registered office at Commerce Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands (“PAG”).

RECITALS:

(A)	Taiwan Liposome Company, Ltd (“TLC”) is a company incorporated under the laws of the Republic of China and listed on the NASDAQ Global Select Stock Market and the Taipei Exchange.

(B)

On or around the date of this Agreement, Bidco and TLC is entering into a share swap agreement (the “Share Swap Agreement”), pursuant to which Bidco will issue Series B special shares (“Bidco Series B Special Shares”) to the shareholders of TLC (including the Major Shareholders and the Management Parties) in exchange for all of the issued shares of TLC in a share swap transaction under the laws of Taiwan (the “Share Swap”) and TLC will become wholly owned by Bidco at the completion of the Share Swap. At the completion of the Share Swap, Bidco will issue one Bidco Series B Special Share in exchange for each issued and outstanding share of TLC.

(C)

In accordance with the terms of Bidco Series B Special Shares, each holder will have the right to convert Bidco Series B Special Shares into the same number of common shares, par value NT$10 per share, issued by Bidco (“Bidco Common Shares”) within a certain period, and the remaining Bidco Series B Special Shares will be redeemed by Bidco for cash payments after the end of such period (the “Bidco Share Redemption”) at a redemption price of NT$100 per share (the “Bidco Redemption Price”).

(D)

As soon as possible after the execution of this Agreement and no later than the shareholder meeting of TLC convened to approve the Share Swap, each of the Major Shareholders, the Management Parties and certain other shareholders of TLC entered into an irrevocable undertaking with Bidco (each, an “Irrevocable Undertaking”), pursuant to which each such shareholder agrees to elect to convert the Bidco Series B Special Shares received in the Share Swap into Bidco Common Shares in accordance with the terms of Bidco Series B Special Shares.

(E)

In preparation for the Bidco Share Redemption, on the Planned First Completion Date, the Issuer desires to issue and sell to PAG, and PAG desires to purchase from the Issuer, an exchangeable note exchangeable into Series A-1 preferred shares, par value of US$0.0001 each, of the Company (the “Series A-1 Preferred Shares”) in the form agreed by the Parties (the “Note”), in the principal amount of US$36 million (the “Principal Amount”), upon the terms and subject to the conditions set forth herein. The proceeds from the sale of the Note will be used by the Issuer to extend a loan to the Company (the “Issuer Loan”), which will in turn be used by the Company to extend a loan to Bidco (the “Company Loan”), which will be used by Bidco to fund part of the consideration payable for the Bidco Share Redemption (collectively, the “Use of First Completion Proceeds”). The remaining portion of the consideration payable by Bidco for the Bidco Share Redemption will be funded by the Major Shareholders and certain Other Rollover Shareholders (as defined below) before the First Completion Date by way of subscription for Series A-1, A-2 and A-3 special shares of Bidco (the “Bidco Series A-1, A-2 or A-3 Special Shares”, as applicable, and together, “Bidco Series A Special Shares”) in a total amount equal to NT$1,567,000,000 at a per- share subscription price equal to the Bidco Redemption Price (collectively, the “Bidco Investment”). Any amount of the Bidco Investment in excess of the total amount of cash required for the Bidco Share Redemption minus the principal amount of the Note will be returned to the Major Shareholders in redemption for Bidco Series A Special Shares (the “Excess Bidco Series A Special Shares”) based on the subscription price.

(F)

After the completion of the Share Swap and the Bidco Share Redemption, each holder of Bidco Common Shares and Bidco Series A Special Shares, including each of the Major Shareholders and the Management Parties and each other holder of Bidco Series B Special Shares who elects to convert into Bidco Common Shares (each such holder, a “Rollover Shareholder”), will participate in a series of rollover transactions such that (i) the Bidco Common Shares and Bidco Series A-1 Special Shares held by each of the Major Shareholders and the Management Parties will be rolled over into the same number of ordinary shares and Series A preferred shares, respectively, issued by the Issuer, and (ii) the Bidco Common Shares, Bidco Series A-2 Special Shares and Bidco Series A-3 Special Shares held by the Rollover Shareholders other than the Major Shareholders and the Management Parties (the “Other Rollover Shareholders”) will be rolled over into the same number of ordinary shares, Series A preferred shares and Series B preferred shares, respectively, issued by Cayman 2 (the “Rollover Transactions”).

(G)

To effect the Rollover Transactions, (i) the Issuer will borrow bridge loans and use the proceeds to subscribe for ordinary shares (in number equal to the total number of ordinary shares issued by the Issuer) and Series A-2 Preferred Shares (in number equal to the number of Series A preferred shares issued by the Issuer) issued by the Company, and (ii) Cayman 2 will borrow bridge loans and use the proceeds to subscribe for ordinary shares (in number equal to the number of ordinary shares issued by Cayman 2), Series A-3 Preferred Shares (in number equal to the number of Series A preferred shares issued by Cayman 2) and Series

B Preferred Shares (in number equal to the number of Series B preferred shares issued by Cayman 2), in each case issued by the Company at a per-share price equal to the USD Equivalent of the Bidco Redemption Price. The Company will use the proceeds from such subscriptions to acquire all of the issued shares of Bidco from the Rollover Shareholders. The Rollover Shareholders will then use the proceeds from the sale to subscribe for ordinary shares issued by the Issuer or Cayman 2, as applicable, except that (i) with respect to the Bidco Series A-1 Special Shares, the Major Shareholders will receive Series A preferred shares issued by the Issuer, and (ii) with respect to the Bidco Series A-2 Special Shares and Bidco Special A-3 Special Shares, the Other Rollover Shareholders will receive Series A preferred shares and Series B preferred shares, respectively, issued by Cayman 2. The Series A preferred shares of each of the Issuer and Cayman 2 will be exchanged for Series A-2 Preferred Shares and Series A-3 Preferred Shares, respectively, of the Company at Second Completion. The ordinary shares of each of the Issuer and Cayman 2 and the Series B preferred shares of Cayman 2 will be exchanged for ordinary shares of the Company before the completion of an initial public offering of the Company. The Issuer and Cayman 2 will use the proceeds of the subscription to repay the bridge loans and cause the bridge loan lender to release all security interest received on the bridge loan. The per-share price for the subscription of shares of the Issuer, Cayman 2 or the Company shall be equal to the USD Equivalent of the Bidco Redemption Price. Each Rollover Shareholder will enter into an agreement with Bidco and the Cayman Companies with respect to the Rollover Transactions (each, a “Rollover Agreement”) when he elects to convert his Bidco Series B Special Shares into Bidco Common Shares and prior to the Bidco Share Redemption Date.

(H)

At the completion of the Rollover Transactions, the Rollover Shareholders will own all of the issued shares of the Issuer and Cayman 2, which will own all of the issued shares of the Company, which in turn will own all of the issued shares of Bidco. At the completion of the Rollover Transactions, on an as-converted basis (assuming the exchange of the Note and conversion of the Issuer Loan into ordinary shares of the Company at the USD Equivalent of the Bidco Redemption Price and 2,983,630 shares of TLC will be issued upon exercise of existing employee options after the date hereof), the total number of issued shares of the Company shall be 87,138,564, the total number of shares of TLC immediately prior to the completion of the Share Swap (the “Total Share Number”), and shall be equal to the combined number of issued shares of the Issuer and Cayman 2.

(I)

After the completion of the Rollover Transactions, subject to the conditions set forth herein, the Company desires to allot and issue to PAG, and PAG desires to purchase from the Company, certain number of Series A-1 Preferred Shares on the terms set forth herein. At the completion of such issuance, the Note will be exchanged for Series A-1 Preferred Shares issued by the Company in accordance with its terms.

AGREEMENT:

SECTION 1 INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means any other Person that directly or indirectly Controls, is directly or indirectly Controlled by or is directly or indirectly under common Control with the Subject Person.

“Basic Documents” means this Agreement, the Share Swap Agreement, the Irrevocable Undertakings, the Rollover Agreements, the Note, any Second Note, the Securities Holders’ Agreement, the Restated Articles, the Loan Agreements and the Security Documents.

“Bidco Escrow Account” means an escrow or trust account of Bidco maintained at a commercial bank designated by PAG (the “Escrow Bank”), the operation of which is subject to the Bidco Escrow Account Agreement.

“Bidco Escrow Account Agreement” means an escrow or trust agreement among Bidco, PAG and the Escrow Bank in form and substance reasonably satisfactory to PAG, which shall provide that any amount returned by the Paying Agent to the Bidco Escrow Account shall be immediately transferred out of the Bidco Escrow Account to PAG.

“Bidco Share Redemption Closing Date” means the date on which the Bidco Share Redemption is completed and the cash consideration for the Bidco Share Redemption is paid to holders of Bidco Series B Special Shares who have not duly elected to convert into Bidco Common Shares.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Taiwan or Hong Kong are required or authorized by law or executive order to be closed.

“Collective Warranties” means the representations and warranties of the Warrantors set forth in Schedule 2.

“Completion” means First Completion or Second Completion, as applicable.

“Control” of a Person means (i) ownership of more than fifty percent (50%) of the shares in issue or other equity interests of such Person or (ii) the power to direct the management or policies of a Person, whether through the ownership of more than fifty percent (50%) of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“FDA” means the U.S. Food and Drug Administration.

“First Completion” means the completion of the Note Purchase.

“First Completion Date” means the date and time at which First Completion takes place.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Group” means collectively the Company, Bidco and TLC Group, and “Group Member” means any of them.

“Guarantor” means each of Bidco and TLC.

“Incompletion Trigger Event” means either that the Share Swap Closing Date does not occur within fifteen (15) days after the First Completion Date or the Bidco Share Redemption Closing Date does not occur within forty-five (45) days after the Share Swap Closing Date.

“InspirMed” means InspirMed Inc., an exempted company organized under the laws of the Cayman Islands, a Subsidiary of TLC.

“Loan Agreements” means the agreement to be entered into by the Issuer and the Company regarding the Issuer Loan and the agreement to be entered into by the Company and Bidco regarding the Company Loan.

“Mainland Chinese Investor” means an investor subject to the regulations under the Measures Governing Investment Permit to the People of Mainland Area (大陸地區人民來台投資許可辦法).

“Major Shareholder Representative” means Yuhua Lin or such other Person which the Major Shareholders listed on Part I of Schedule 1 designate as the Major Shareholder Representative.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in    the aggregate, (i) a material adverse impact on the business, operation, assets (including intangible assets), liabilities, financial position, earnings, financial or other condition, prospects, properties, or results of operations of the Issuer, the Company, Bidco and the TLC Group, taken as a whole, or (ii) the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and the other Basic Documents; provided that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur (except to the extent any of them has a disproportionate adverse impact on the Group relative to other similarly situated companies in the territories or industries in which the Group operate): any adverse effect arising out of, resulting from or attributable to (A) Taiwan economy or the global economy generally, (B) political conditions generally of Taiwan or any other country or jurisdiction in which a Group Member operates, (C) any hurricane, flood, tornado, earthquake, epidemic or pandemic, (D) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, (E) changes generally affecting the industries in which a Group Company operates, (F) changes after the date hereof in any applicable Law or the IFRS or the interpretation thereof, (G) matters reasonably and fairly disclosed in the Disclosure Schedules, and (H) actions expressly required to be taken pursuant to this Agreement and the other Basic Documents.

“NT$” means New Taiwan Dollars, the lawful currency of Taiwan.

“PAG Warranties” means the representations and warranties of PAG set forth in Schedule 3.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person who subsequently becomes a party to this Agreement as provided herein.

“Paying Agent” means a third party paying agent for the Share Swap and the Bidco Share Redemption approved by Bidco, PAG and TLC.

“Paying Agent Agreement” means an agreement among Bidco, TLC and the Paying Agent in form and substance reasonably satisfactory to PAG, which shall provide that (i) USD funds transferred to the Paying Agent will be converted into NT$ in accordance with the instruction of the Central Bank at such time as necessary to pay the Bidco Redemption Price promptly after the Bidco Share Redemption Closing Date and (ii) upon occurrence of an Incompletion Trigger Event, the Paying Agent shall immediately return each cash payment it has received from an account of Bidco to the same account, in the same amount and, if not converted, in the same currency.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Planned First Completion Date” means the second trading date immediately preceding the last trading day of the TLC shares on the Taipei Exchange, as announced by TLC.

“Restated Articles” means the amended and restated memorandum and articles of association of the Company to be adopted on or prior to First Completion, which reflect the terms for Preferred Shares in substantially the form agreed by the Parties.

“Second Completion” means the completion of the Share Purchase.

“Second Completion Date” means the date and time at which Second Completion takes place.

“Second Note” means any exchangeable note of the Issuer purchased by PAG under Section

5.8 (Interim Funding) of the Securities Holders Agreement.

“Securities Holders’ Agreement” means the Securities Holders’ Agreement of the Company to be entered into by the Company, the Issuer, Cayman 2, the Major Shareholders, the Management Parties, Bidco, TLC (joining as a party by signing a joinder on the Share Swap Closing Date) and PAG in substantially the form agreed by the Parties on the First Completion Date.

“Security Document” means each document (i) creating or expressing to create or (ii) effecting, implementing or expressing to effect any of the following security interest in favor of PAG with respect to the obligations of the Issuer and the Company under the Note or any Second Note, each dated as of the First Completion Date (unless noted otherwise below), which shall be terminated upon exchange or redemption of the Note or any Second Note:

(a)	an assignment of the Issuer Loan;

(b)	an assignment of the Company Loan;

(c)	a first priority charge over all of the issued shares of the Issuer from time to time;

(d)	a first priority charge over the issued shares of the Company held by the Issuer from time to time;

(e)

a first priority charge over all of the issued shares of Bidco held by the Major Shareholders and the Management Parties and all of the Bidco Series A Special Shares held by the Other Rollover Shareholders that participate in the Bidco Investment and their Affiliates from time to time and all of the equity interest in Bidco held by the Company at the completion of the Rollover Transactions (the “Bidco Share Charge”);

(f)	a first priority charge over all of the issued shares of TLC held by Bidco at the completion of the Share Swap (the “TLC Share Charge”); and

(g)

a guarantee from Bidco and related promissory note and note authorization and endorsement with TLC joining as a joint Guarantor under the guarantee by signing a joinder together with a promissory note on the Share Swap Closing Date (the “TLC Joinder”).

“Senior Managers” means the President, the Chief Executive Office, the Chief Medical Officer, the head of finance and administration, the head of research and development and the head of chemistry, manufacturing and controls (or the individuals with other titles performing the foregoing functions) and the C-level or above employees of the Group.

“Share Swap Closing Date” means the date when the Share Swap is completed under Taiwan Law.

“Singapore” means the Republic of Singapore.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“TLC Group” means collectively TLC and all Subsidiaries of TLC, and “TLC Group Member” means any of them.

“TLC Security Documents” means the TLC Joinder and the supporting and registration documents to be delivered on the Share Swap Closing Date under the TLC Share Charge.

“US$” or “USD” means United States Dollars, the lawful currency of the United States of America.

“USD Equivalent” means the USD equivalent calculated at the applicable foreign exchange used for the Rollover Transactions.

“Warranties” means the Collective Warranties and PAG Warranties.

“Warrantors” means collectively the Issuer, the Company, Bidco, the Major Shareholders and the Management Parties.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
Agreement ..................................................................................................	Preamble
Bidco ..........................................................................................................	Preamble
Bidco Common Shares...............................................................................	Recitals
Bidco Investment .......................................................................................	Recitals
Bidco Redemption Price ............................................................................	Recitals
Bidco Series A-1, A-2 or A-3 Special Shares ............................................	Recitals
Bidco Series B Special Shares ...................................................................	Recitals
Bidco Share Redemption............................................................................	Recitals
Bidco Share Charge....................................................................................	1.1
Cayman 2 ...................................................................................................	Preamble
Cayman Companies ...................................................................................	Preamble
Company ....................................................................................................	Preamble
Company Loan ...........................................................................................	Recitals
Confidential Information............................................................................	6.1(a)
Disclosure Schedule ...................................................................................	5.3
Escrow Bank ..............................................................................................	1.1
ESOP ..........................................................................................................	3.3(m)
Excess Bidco Series A Special Shares .......................................................	Recitals
Exchange Shares ........................................................................................	3.3(s)
First Completion Conditions ......................................................................	3.1
Indemnified PAG Party..............................................................................	8.1
Indemnified Party.......................................................................................	8.2
Indemnified Warrantor Party .....................................................................	8.2
Indemnifying Party.....................................................................................	8.2
Indemnifying Warrantor Party ...................................................................	8.1
Indemnity Threshold ..................................................................................	8.3(b)
Irrevocable Undertaking.............................................................................	Recitals
Issuer ..........................................................................................................	Preamble
Issuer Loan .................................................................................................	Recitals
Losses .........................................................................................................	8.1
Major Shareholder(s) .................................................................................	Preamble
Management Party(ies) ..............................................................................	Preamble
Note ............................................................................................................	Recitals
Note Purchase.............................................................................................	2.1(a)
Note Purchase Price ...................................................................................	2.1(c)
Other Rollover Shareholders......................................................................	Recitals
PAG............................................................................................................	Preamble
PAG’s First Completion Expenses ............................................................	7.1
PAG’s Second Completion Expenses ........................................................	7.2
Principal Amount .......................................................................................	Recitals
Purchased Shares........................................................................................	2.2(a)
Rollover Agreement ...................................................................................	Recitals
Rollover Shareholder .................................................................................	Recitals

Term	Section
Rollover Transactions ................................................................................	Recitals
Second Completion Conditions..................................................................	3.3
Second Completion CP Satisfaction Notice...............................................	4.1(b)
Series A-1 Preferred Shares .......................................................................	Recitals
Share Purchase ...........................................................................................	2.2(a)
Share Swap.................................................................................................	Recitals
Share Swap Agreement ..............................................................................	Recitals
SIAC...........................................................................................................	12.2
SIAC Rules ................................................................................................	12.2
TLC ............................................................................................................	Recitals
TLC Joinder ...............................................................................................	1.1
TLC Share Charge......................................................................................	1.1
Total Share Number ...................................................................................	Recitals
Total Share Purchase Price.........................................................................	2.2(c)
Transaction Expenses.................................................................................	7.1
Use of First Completion Proceeds .............................................................	Recitals

1.3	Interpretation.

(a)

Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)

Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)

Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)

References to Documents. References to this Agreement include the Schedules, Exhibits and Appendices, which form an integral part hereof. A reference to any Section, Schedule, Exhibit or Appendix is, unless otherwise specified, to such Section of, or Schedule, Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule, Exhibit hereto. A reference to any document

(including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)

Time. Unless the context otherwise requires, a time of day is a reference to Hong Kong time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day. If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

(h)	Writing. References to “writing” include any mode of reproducing words in a legible and non-transitory form, including by e-mail.

(i)	Language. This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

SECTION 2

PURCHASE OF NOTE AND PREFERRED SHARES

2.1	Sale and Purchase of the Note.

(a)	Note Purchase. The Issuer agrees to issue and sell to PAG, and PAG agrees to purchase from the Issuer, the Note, subject to the terms and conditions herein (the “Note Purchase”).

(b)	Use of Proceeds. The Issuer shall use all of the proceeds from the sale of the Note for the Use of First Completion Proceeds.

(c)

Consideration. The consideration payable by PAG for the Note shall be an amount equal to the Principal Amount (the “Note Purchase Price”). The Note Purchase Price shall be payable at First Completion in accordance with Section 4.2(a)(ii).

2.2	Sale and Purchase of Preferred Shares.

(a)

Share Purchase. The Company agrees to allot and issue to PAG, and PAG agrees to subscribe for and purchase from the Company, such number of Series A-1 Preferred Shares (such Series A-1 Preferred Shares, the “Purchased Shares”, and such purchase, the “Share Purchase”) equal to (x) the Total Share Purchase Price (as defined below) divided by (y) the USD Equivalent of the Bidco Redemption Price, in any case no higher than the USD Equivalent of NT$100, assuming that the total number of issued shares of the Company is the Total Share Number on a fully-diluted basis (excluding the shares issuable under the ESOP). A “fully-diluted basis” mean that the total number of issued shares of the Company shall be calculated assuming that all outstanding options, warrants and other equity securities convertible into or exercisable or exchangeable for ordinary shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged (excluding shares issuable under the New ESOP).

(b)

Use of Proceeds. The Company shall use all of the net proceeds from the sale of the Purchased Shares for research and development, clinical trials and general corporate purposes and shall not use such proceeds to repay any loan or other debt owed by the Company, Bidco or any TLC Group Member.

(c)

Consideration. The total consideration payable by PAG for the Purchased Shares shall be US$50,000,000 (the “Total Share Purchase Price”), provided that PAG may reduce such amount by up to any amount funded by PAG under Section 5.8 (Interim Funding) of the Securities Holders Agreement. The Total Share Purchase Price shall be payable at Second Completion in accordance with Section 4.2(b)(ii).

SECTION 3

CONDITIONS PRECEDENT TO COMPLETION

3.1

Conditions Precedent to Obligations of PAG at First Completion. The obligation of PAG to complete the Note Purchase under this Agreement is subject to the fulfillment, prior to or simultaneously at First Completion (or at the time specified below), of the following conditions (the “First Completion Conditions”), any one or more of which may be waived by PAG:

(a)

each of the Collective Warranties remaining true and correct in all material respects (or, if qualified by materiality, then true and correct in all respects) on the First Completion Date as provided in Section 5.1;

(b)

each of the Warrantors having performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Basic Documents to which it is a party which are required to be performed or complied with by it on or before First Completion, including with respect to each Rollover Shareholder, such Rollover Shareholder having elected to convert his Bidco Series B Special Shares into Bidco Common Shares in accordance with his Irrevocable Undertaking and the terms of the Bidco Series B Special Shares;

(c)

each party to this Agreement and each other Basic Document (other than PAG) having duly attended to and carried out all requisite corporate procedures (if applicable) for the execution, delivery and performance of this Agreement and such other Basic Document, which includes,

(i)	with respect to the Issuer:

(1)	the authorization and issuance of the Note to PAG by the Issuer; and

(2)

the execution, delivery and performance by the Issuer of this Agreement and the other Basic Documents to which it is a party, and all the transactions contemplated by this Agreement and such other Basic Documents to which it is a party; and

(ii)	with respect to TLC, board and shareholder approvals of the execution, delivery and performance of the Share Swap Agreement and the Share Swap;

(d)

all consents and approvals of, waiver from, notices to and filings or registrations with any Governmental Authority or any other Person required to be obtained at or prior to First Completion pursuant to any applicable law of any Governmental Authority, or pursuant to any contract binding on any Warrantor or any TLC Group Member or his, her or its assets are subject or bound, to effect the execution, delivery or performance by such Person of the Basic Documents to which he, she or it is a party or the consummation of the transactions contemplated thereby, shall have been obtained or made, including without limitation:

(i)

a confirmation letter from Cathay United Bank to TLC and its Subsidiary, TLC Biopharmaceuticals, Inc., confirming that the transactions contemplated by the Basic Documents does not constitute an event of default under the Loan and Security Agreement dated December 27, 2018 entered into by such parties (as amended); and

(ii)

a confirmation letter from Hong Kong Sansheng Medical Limited to TLC, confirming that the transactions contemplated by the Basic Documents does not constitute an acquisition of TLC which would trigger its right to terminate the Exclusive Commercialization Agreement dated March 1, 2019 entered into by such parties;

(e)

no event or circumstance having occurred between the date of this Agreement and the First Completion Date which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)

there being no Governmental Authority or other Person that has instituted any legal proceedings, arbitration or administrative proceedings to restrain or prohibit the Note Purchase by PAG or any of the transactions contemplated under the Basic Documents or made any official regulatory inquiry in writing that would be reasonably expected to restrain or prohibit the First Completion;

(g)	the Warrantors having delivered to PAG a certificate, dated the First Completion Date, certifying that the conditions set forth in paragraphs (a) through (f) having been duly satisfied;

(h)	PAG having received certified or other copies of such documents referred to in paragraphs (c) and (d) above as it may reasonably request;

(i)	the Securities Holders’ Agreement, duly executed by each party thereto other than TLC and PAG, having been delivered to PAG;

(j)	the Restated Articles having been duly adopted;

(k)

each of the Loan Agreements and the Security Documents (other than the TLC Joinder) and the supporting and registration documents required to be delivered upon signing of the Security Documents, in the form agreed by the

Company and PAG and duly executed by each party thereto other than PAG, having been delivered to PAG;

(l)	the approvals of delisting of the shares of TLC from the Taipei Exchange and withdrawal of public registration in Taiwan having been received in compliance with applicable Law;

(m)	the delisting of American depositary shares from the NASDAQ Global Select Stock Market having been completed in compliance with applicable Law;

(n)

documents in form and substance reasonably satisfactory to PAG evidencing the completion of the Bidco Investment, in an amount that is, together with the Note Purchase Price, sufficient to pay the total amount of the Bidco Redemption Price on the Bidco Series B Special Shares that will be issued in the Share Swap and are not covered by Irrevocable Undertakings, having been delivered to PAG;

(o)

the Bidco Escrow Account and the account of the Company at the Escrow Bank having been set up, and the Bidco Escrow Account Agreement and the Paying Agent Agreement, duly executed by each party thereto other than PAG, having been delivered to PAG;

(p)

written confirmation from Bidco to PAG that all conditions to Bidco’s obligation to complete the Share Swap under the Share Swap Agreement having been satisfied or waived and Bidco will complete the Share Swap on the Share Swap Closing Date announced by TLC having been delivered to PAG;

(q)

non-competition and non-solicitation agreements between each of the Senior Managers and the Company and TLC, in form and substance reasonably satisfactory to PAG, duly executed having been delivered to PAG;

(r)

a complete and un-redacted copy of minutes for End-of-Phase II meeting with the FDA which reveals no material concern from FDA with respect to the TLC Group proceeding to Phase III clinical trial for TLC590;

(s)

a certified true copy of the updated register of directors of each of the Company and Bidco, as of the First Completion Date, evidencing appointment of one (1) designee of PAG, three (3) designees of the Issuer, and one (1) designee nominated by PAG for appointment by the Board or the shareholders, as applicable, at its/their discretion as directors of each of the Company and Bidco; and

(t)

a copy of the updated register of directors of the Issuer, certified by the registered officer provider thereof as true and complete as of the First Completion Date, evidencing appointment of one (1) designee of PAG as a director of the Issuer.

3.2	Conditions Precedent to Obligations of the Issuer at First Completion. The Issuer’s obligation to complete the issuance of the Note to PAG is subject to the fulfillment,

prior to or simultaneously at First Completion, of the following conditions, any one or more of which may be waived by the Issuer:

(a)	each of the PAG Warranties remaining true and correct in all material respects (or, if qualified by materiality, then true and correct in all respects) on the First Completion Date;

(b)

PAG having performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Basic Documents to which it is a party that are required to be performed or complied with by it on or before First Completion;

(c)	PAG having delivered to the Issuer a certificate, dated the First Completion Date, certifying that the conditions set forth in paragraphs (a) and (b) having been duly satisfied; and

(d)	each of the Basic Documents (other than this Agreement and the Share Swap Agreement) to which PAG is a party, duly executed by PAG, having been delivered to the Issuer.

3.3

Conditions Precedent to Obligations of PAG at Second Completion. The obligation of PAG to complete the Share Purchase under this Agreement is subject to the fulfillment, prior to or simultaneously at Second Completion (or at the time specified below), of the following conditions, any one or more of which may be waived by PAG (the “Second Completion Conditions”):

(a)	each of the First Completion, the Share Swap Closing Date and the Bidco Share Redemption Closing Date having occurred and the Rollover Transactions having been completed;

(b)

each of the Collective Warranties remaining true and correct in all material respects (or, if qualified by materiality, then true and correct in all respects) on the Second Completion Date as provided in Section 5.1;

(c)

each of the Warrantors having performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Basic Documents to which it is a party which are required to be performed or complied with by it on or before Second Completion;

(d)

each party to this Agreement and each other Basic Document (other than PAG) having duly attended to and carried out all requisite corporate procedures (if applicable) for the execution, delivery and performance of this Agreement and such other Basic Document;

(e)

all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required to be obtained at or prior to Second Completion pursuant to any applicable law of any Governmental Authority, or pursuant to any contract binding on any party to the Basic Documents (other than PAG) or his, her or its assets are subject or bound, to effect the execution, delivery or performance by such Person of the Basic

Documents to which he, she or it is a party or the consummation of the transactions contemplated thereby, shall have been obtained or made;

(f)

no event or circumstance having occurred between the date of this Agreement and Second Completion which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)

there being no Governmental Authority or other Person that has instituted any legal proceedings, arbitration or administrative proceedings to restrain or prohibit the Share Purchase by PAG or any of the transactions contemplated under the Basic Documents or made any official regulatory inquiry in writing that would be reasonably expected to restrain or prohibit the Second Completion;

(h)	the Warrantors having delivered to PAG a certificate, dated the Second Completion Date, certifying that the conditions set forth in paragraphs (a) through (g) above having been duly satisfied;

(i)	PAG having received certified or other copies of such documents referred to in Sections 3.1(c) and 3.1(d) above as it may reasonably request;

(j)

a joinder to the Securities Holders’ Agreement, duly executed by TLC and each holder of Series A-3 Preferred Shares after Second Completion in the applicable form attached to the Securities Holders’ Agreement, having been delivered to PAG;

(k)

the Bidco Share Charge executed by the Company and the supporting and registration documents required to be delivered upon signing thereof, in the form agreed by the Company and PAG and duly executed by each party thereto other than PAG, having been delivered to PAG;

(l)	an action plan, parameters and timetable having been agreed by the Major Shareholders, the Management Parties and PAG with respect to a restructuring of the shareholding structure of InspirMed;

(m)

the Company having adopted an employee share option plan (the “ESOP”), after consultation with PAG, pursuant to which such number of ordinary shares of the Company representing ten percent (10%) of the total issued shares of the Company after First Completion on an as-exercised basis will be reserved for issuance to employees of the Group Members upon vesting and exercise of the options granted thereunder and the exercise price shall equal to the USD Equivalent of the Bidco Redemption Price;

(n)	each condition under Section 3.1 which shall may been waived by PAG at or prior to First Completion (if any) having been satisfied to the satisfaction of PAG;

(o)

the directors of the board of each of the Company, Bidco and TLC shall be re- elected so that the number of directors constituting the entire board of each of the Company, Bidco and TLC shall be five (5), consisting of three (3) directors appointed by the Issuer, one (1) directors appointed by PAG and one (1) director nominated by PAG for appointment by the shareholder at its discretion;

(p)	the directors of the Issuer shall be re-elected so that one (1) designee of PAG shall be appointed as a director of the Issuer;

(q)

a copy of the updated register of directors of each of the Company, Bidco, TLC and the Issuer, certified by the registered office provider of the Company and the Issuer and the chairman of the board of directors of Bidco and TLC, as applicable, as true and complete as of the Second Completion Date, evidencing satisfaction of Section 3.3(o) and Section 3.3(p), having been provided to the satisfaction of PAG;

(r)	no Event of Default (as defined in the Note) having occurred under the Note;

(s)

the Series A-1 Preferred Shares that will be issued and transferred to PAG upon exchange of the Note in accordance with the terms and conditions thereof (the “Exchange Shares”) shall have been duly authorized; and

(t)	certain other conditions agreed by the Parties.

In the event that the Company has acquired all but five percent (5%) of the issued shares of Bidco through the Rollover Transactions, the Cayman Companies, BidCo, the Major Shareholders and the Management Parties shall provide PAG with a plan and timetable for the Company to acquire the remaining shares of Bidco as soon as practicable. If such minority interest in Bidco will not have any adverse impact on a Qualified IPO (as defined in the Securities Holders’ Agreement), PAG will consider waiving the condition under paragraph (a) above in good faith to proceed with Second Completion if the other conditions set forth above have been satisfied.

3.4

Conditions Precedent to Obligations of the Company at Second Completion. The Company’s obligation to complete the issuance of the Purchased Shares to PAG is subject to the fulfillment, prior to or simultaneously at Second Completion, of the following conditions, any one or more of which may be waived by the Company:

(a)	each of the PAG Warranties remaining true and correct in all material respects (or, if qualified by materiality, then true and correct in all respects) on the Second Completion Date;

(b)

PAG having performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Basic Documents to which it is a party that are required to be performed or complied with by it on or before Second Completion; and

(c)	PAG having delivered to the Company a certificate, dated the Second Completion Date, certifying that the conditions set forth in paragraphs (a) and

(b) above having been duly satisfied.

4.1	Time and Place.

SECTION 4 COMPLETION

(a)

First Completion. First Completion shall be conducted by remote exchange of documents or electronic documents on the later of (i) the Planned First Completion Date and (ii) the third (3th) Business Day after satisfaction or waiver of all of the First Completion Conditions and the conditions set forth Section 3.2 (except for those conditions which by their nature may not be satisfied until First Completion, but subject to the satisfaction or waiver thereof at First Completion), or at such other time as the Issuer and PAG may mutually agree in writing. The Issuer shall promptly notify PAG in writing after satisfaction of all of the First Completion Conditions (except for those conditions which by their nature may not be satisfied until First Completion, and for such purpose, disregarding any requirement that any First Completion Condition is subject to satisfaction of PAG).

(b)

Second Completion. Second Completion shall be conducted by remote exchange of documents or electronic documents on the tenth (10th) Business Day after satisfaction or waiver of all of all of the Second Completion Conditions and the conditions set forth in Section 3.4 (except for those conditions which by their nature may not be satisfied until Second Completion, but subject to the satisfaction or waiver thereof at Second Completion), or at such other time as the Company and PAG may mutually agree in writing. The Company shall promptly notify PAG in writing after satisfaction of all of the Second Completion Conditions (except for those conditions which by their nature may not be satisfied until Second Completion, and for such purpose, disregarding any requirement that any Second Completion Condition is subject to satisfaction of PAG) (such notice, the “Second Completion CP Satisfaction Notice”). Subject to Section 3.3 and Section 3.4, the Parties shall use all commercially reasonable efforts to consummate Second Completion within three (3) months after completion of the Rollover Transactions or, if any Acceleration Trigger occurs prior to completion of the Rollover Transactions, within one (1) month after completion of the Rollover Transactions.

4.2	Actions at Completion.

(a)	First Completion. At First Completion:

(i)	the Issuer shall deliver to PAG:

(1)	the duly authorized and executed Note, in a principal amount equal to the Principal Amount, payable to the order of and registered in the name of PAG; and

(2)	copies of the updated registers of directors of each of the Company, Bidco, TLC and the Issuer contemplated by Sections 3.1(s) and 3.1(t); and

(ii)

PAG shall pay the Note Purchase Price by wire transfer of immediately available funds to a bank account of the Company maintained at the Escrow Bank, provided that details of such bank account shall be notified by the Issuer to PAG at least three (3) Business Days prior to the First Completion Date. The Company and Bidco shall cause the Escrow Bank to immediately transfer the full amount of such funds received from PAG to the Bidco Escrow Account under the Company Loan and then to the Paying Agent under the Paying Agent Agreement, and shall set up written instructions and arrangement with the Escrow Bank that are reasonably satisfactory to PAG prior to the First Completion. The payment from PAG to the bank account of the Company shall constitute full payment of the Note Purchase Price by PAG under this Agreement and full funding of the loan under the Issuer Loan. PAG and Bidco will discuss in good faith with the Paying Agent as to the reasonable payment arrangement and wiring schedule as the Paying Agent deems reasonably necessary to fulfil its obligations as a Paying Agent.

(b)	Second Completion. At Second Completion:

(i)	the Company shall deliver to PAG:

(1)

a certified true copy of the updated register of members of the Company, as of the Second Completion Date, reflecting the issuance to PAG of the Purchased Shares and the issuance and transfer to PAG of the Exchange Shares;

(2)

a copy of the duly executed share certificate issued in the name of PAG dated as of the Second Completion Date representing PAG’s ownership of the Purchased Shares and the Exchange Shares, with the originals to be delivered to PAG within five

(5) Business Days following Second Completion; and

(3)	copies of the updated registers of directors of each of the Company, Bidco, TLC and the Issuer contemplated by Section 3.3(q); and

(ii)

PAG shall pay the Total Share Purchase Price by wire transfer of immediately available funds to a bank account designated by the Company, provided that details of such bank account shall be notified by the Company to PAG at least three (3) Business Days prior to the Second Completion Date.

SECTION 5

REPRESENTATIONS; WARRANTIES; UNDERTAKING; POST-CLOSING COVENANTS

5.1

Collective Warranties. The Warrantors hereby severally not jointly represent and warrant to PAG that each of the statements with respect to itself, himself or herself set forth in Part I of Schedule 2, and jointly and severally represent and warrant to PAG, that, except as otherwise specifically set forth on the Disclosure Schedule in accordance with Section 5.3 below, which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of the statements set forth in Part II of Schedule 2, is true and correct, as of the date hereof, and shall be true and correct as of each Completion (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date) and acknowledge that PAG in entering into this Agreement are relying on such representations and warranties. Except for the Collective Warranties, the Warrantors do not make any other representation or warranty of any kind of nature whatsoever, oral or written, express or implied, with respect to the Warrantors, the Group, the Basic Documents or the transactions contemplated by the Basic Documents. Except for the Collective Warranties, each of the Warrantors disclaims all liability and responsibility for any representations or warranties, whether made by the Warrantor, or any of its Affiliates or representative or any other person, or any opinion, advice, statement or information made, communicated, or furnished (orally or in writing) to PAG or its Affiliates or representatives, in each case regarding any projections, estimates or other forward-looking information. The Warrantors do not make any representations or warranties to the PAG or any other person regarding the probable success or probable profitability of the Group or the business after the Completion.

5.2

PAG Warranties. PAG hereby represents and warrants to each Warrantor that each of the statements set forth in Schedule 3 is true and correct, as of the date hereof, and will be true and correct as of each Completion (except for those representations and warranties that address matters only as of a particular date, which will be true and correct as of such particular date), and acknowledges that each Warrantor in entering into this Agreement is relying on such representations and warranties.

5.3

Knowledge of Claims. The Collective Warranties are given subject to the matters fully and fairly disclosed in the disclosure schedule agreed by the Parties, which shall be deemed to be part of and qualify the representations and warranties made hereunder (the “Disclosure Schedule”), but no other information relating to the Warrantors or the TLC Group of which PAG has knowledge (actual or constructive) and no investigation by or on behalf of PAG shall prejudice any claim made by PAG under the indemnity contained in Section 8.1 or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against PAG that PAG knew or ought to have known or had constructive knowledge of any information (other than as disclosed in the Disclosure Schedule) relating to the circumstances giving rise to such claim. If at any time prior to the applicable Completion, a Warrantor becomes aware of any inaccuracies in respect of any Collective Warranties, then such Warrantor shall reasonably promptly (but in any event before Completion) notify PAG in writing of the existence of such inaccuracies by providing to PAG an updated Disclosure Schedule. The Warrantors shall also have the right, at any time after the date of this Agreement and prior to the applicable Completion, to provide to PAG an updated Disclosure Schedule regarding any facts or circumstances arising after the date of this Agreement which a Warrantor becomes aware of. Unless an updated Disclosure Schedule is acknowledged and accepted by PAG prior to Completion, in no event shall the delivery of any updated Disclosure Schedule be deemed to have cured any inaccuracies in respect of any Collective Warranties and PAG shall have the right to terminate this Agreement pursuant to Section 9.

5.4	Interim Covenants.

(a)

From the date hereof until First Completion, except for the transactions contemplated by and required under the Basic Documents, the Cayman Companies and Bidco shall not engage in any business, conduct any operation, issue any securities or incur any debt or other liabilities (other than complying with the formalities required for maintaining their respective corporate existence in good standing).

(b)

The Warrantors shall ensure that immediately before the Second Completion, the total number of issued and outstanding shares of the Company and TLC shall be the Total Share Number on a fully-diluted basis (excluding the shares of the Company issuable under the ESOP) on an as-converted basis (assuming the exchange of the Note and conversion of the Issuer Loan into ordinary shares of the Company at the USD Equivalent of the Bidco Redemption Price and 2,983,630 shares of TLC are issued upon exercise of existing employee options after the date hereof).

5.5	Completion of Share Swap. Bidco shall, and the Management Parties and the Major Shareholders shall cause Bidco to, complete the Share Swap on the planned Share Swap Closing Date announced by TLC.

5.6

Bidco Share Conversion and Redemption. Bidco shall, and the Management Parties and the Major Shareholders shall cause Bidco to, use commercially reasonable efforts to complete the conversion and redemption of the Bidco Series B Special Shares and redemption of the Excess Bidco Series A Special Shares, in each case in accordance with their terms within sixty (60) days after the Share Swap Closing Date. Each of the Management Parties and the Major Shareholders undertakes to elect to convert any Bidco Series B Special Shares he receives in the Share Swap into Bidco Common Shares and to complete the Rollover Transactions with respect to all of the Bidco Common Shares and Bidco Series A Special Shares he acquires.

5.7

Securities Holders’ Agreement. On the Share Swap Closing Date, Bidco shall cause TLC to duly approve and execute a joinder to become a party to the Securities Holders’ Agreement and deliver such joinder to PAG.

5.8

Bidco Share Charge. The Major Shareholders, the Management Parties and Bidco shall complete the perfection of the Bidco Share Charge in accordance with the terms of the Bidco Share Charge (i) within thirty (30) days after the First Completion Date and prior to the Bidco Share Redemption Closing Date if Bidco will issue share certificates, or

(ii) on or prior to the First Completion Date if Bidco will not issue share certificates.

5.9

Paying Agent Agreement. Bidco shall not agree to any amendment to or waiver of any provision of the Payment Agent Agreement without the prior written consent of PAG. Upon occurrence of an Incompletion Trigger Event, Bidco shall, and the Major Shareholders and the Management Parties shall cause Bidco to, instruct the Paying Agent to immediately return the same amount received by the Paying Agent from the Bidco Escrow Account back to the Bidco Escrow Account pursuant to the Paying Agent Agreement.

5.10	Rollover Transactions. The Warrantors shall, and shall use their best efforts to cause their respective Affiliates to, comply with their obligations under the Rollover

Agreements and use commercially best efforts to complete the Rollover Transactions in compliance with applicable laws and regulations as soon as practicable.

5.11

Securities Law Filings. The Warrantors shall, and shall cause their Affiliates and beneficial owners to, make timely filings in compliance with applicable securities laws and regulations in connection with the transactions contemplated under this Agreement and other Basic Documents.

5.12

PAG’s Assistance and Bank Guarantee. PAG shall assist in the Share Swap and the Rollover Transactions by providing reasonably sufficient documents showing that PAG is not a Mainland Chinese Investor as requested by applicable Governmental Authority and responses to inquiries relating to PAG and its Affiliate by the applicable Governmental Authority. On the date of signing of this Agreement, PAG shall provide a bank guarantee in favor of the Issuer in the form and substance reasonably satisfactory to the Issuer, which will secure the obligation of PAG to pay the Note Purchase Price under this Agreement and remain effective in accordance with its terms. PAG will renew, extend or replace the bank guarantee if the First Completion does not occur by December 31, 2021.

5.13

Receivables Charges. Within three (3) months after the First Completion Date, the Company, Bidco, TLC and PAG shall discuss and enter into an arrangement under which TLC shall provide a charge to PAG (or an alternative arrangement that provides substantially the same security or has substantially the same effect in favor of PAG that is reasonably satisfactory to PAG), over all of the receivables owed to TLC or its Affiliates under or in connection with any agreement (including any future agreement related to or derivative of such agreement) between TLC or any of its Affiliates and any Person, including Hong Kong Sansheng Medical Limited, Endo International plc, Advanz Pharma Corp Limited or any of their respective Affiliates, in relation to licensing or commercialization of TLC166 and related technology and know-how in any territory and a charge over the bank account of TLC into which such receivables will be paid, in each case that is subordinated to the security interest held by Cathay Bank.

5.14

Termination of Security Documents. Upon the termination of the Security Documents, PAG shall return all the Security Documents to Bidco or the applicable chargors or guarantors and take necessary actions to release all of PAG’s security interest created or effected by the Security Documents, including without limitation, charges over the issued shares of the Issuer, the Company, Bidco and TLC.

5.15

Number of Rollover Shareholders. Following First Completion, if Bidco or the Company has three hundred (300) or more shareholders of record and cannot deregister its shares with the SEC, Bidco, the Company and PAG shall discuss and agree on reasonable action plan and steps, and Bidco and the Company shall undertake, to reduce the number of such shareholders of record to less than three hundred (300) such that Bidco or the Company can deregister its shares with the SEC as soon as practicable. At any time when Bidco (after the Bidco Share Redemption) or the Company (after completion of the Rollover Transactions) has less than three hundred (300) shareholders of record, it shall promptly deregister its shares with the SEC. In the event that Bidco, the Company or another Group Member has securities registered with the SEC after First Completion or plans to complete a new listing or initial public offering in the United States, at the request of PAG, the Company shall, and shall cause any such Group Member to, enter into a registration rights agreement with PAG and grant customary registration rights to PAG.

SECTION 6

CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

6.1	General Obligation. Subject to Section 6.2, each Party hereto:

(a)

shall treat as strictly confidential all information relating to, obtained or received by it as a result of negotiating, entering into or performing his/her/its obligations under this Agreement which relates to the existence, provisions or subject matter of this Agreement (“Confidential Information”); and

(b)	shall not, except with the prior written consent of the other Parties, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any Person any Confidential Information.

6.2	Exceptions. Sections 6.1 and 6.3 shall not apply if and to the extent that a Party hereto disclosing Confidential Information can demonstrate that such disclose is:

(a)

required pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise advised by competent legal advisors that such disclosure is required by applicable law or regulation and so long as, where such disclosure is to a Governmental Authority, such Party shall inform the other Party promptly thereof to the extent permitted by law and use all commercially reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed;

(b)	required by the applicable rules of any stock exchange;

(c)

to the directors, officers, employees, advisors, agents and other representatives of such Party on a need-to-know basis and professional advisors of such Party or its Affiliates as necessary to the performance of its obligations in connection herewith so long as such Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof (such Party shall be and remain responsible for the failure by such Person to maintain the confidentiality of the Confidential Information);

(d)

with respect to PAG, to any Person that enters into bona fide negotiations to acquire PAG’s interest in the Issuer or the Company so long as such Person has agreed to maintain the confidentiality of the Confidential Information, and

(e)

with respect to PAG, to the equity or debt financing sources (including direct or indirect shareholders and limited partners) of PAG or its Affiliates for purposes of reviewing existing investments and new investments proposals and conducting investment management activities in its ordinary course of business.

6.3	Press Release. No public announcement, circular or other public communication in connection with the existence or the subject matter of this Agreement or the transaction shall be made or issued by or on behalf of any Party or its respective Affiliates, without the prior written approval of the other Parties, which approval shall not be unreasonably or untimely withheld to the extent the communication is required pursuant to applicable Law, or the rules of any officially recognized exchange on which the securities of a Party or any of its Affiliates are listed, or a binding decision of a court or another Governmental Authority.

SECTION 7 EXPENSES

7.1

PAG First Completion Expenses. The Warrantors shall, jointly and severally, pay or reimburse PAG (x) due diligence, legal and other reasonable costs and expenses of PAG in connection with the preparation, negotiation, execution and performance of this Agreement and the other Basic Documents and the consummation of the transactions contemplated hereby and thereby (“Transaction Expenses”) incurred solely for the benefit of PAG up to US$500,000 and (y) Transactions Expenses incurred by PAG for the benefit of PAG and certain other Parties and not solely for PAG (collectively under clauses (x) and (y), “PAG’s First Completion Expenses”). The Warrantors shall, jointly and severally, pay PAG’s First Completion Expenses to PAG within five (5) Business Days upon delivery of an invoice therefor by PAG with supporting documents after the First Completion or the termination of the Agreement, as the case may be.

7.2

PAG Second Completion Expenses. The Warrantors shall, jointly and severally, pay or reimburse (x) Transaction Expense incurred solely for the benefit of PAG up to US$500,000 minus the amount of PAG’s First Completion Expenses paid under clause

(x) of Section 7.1 above and (y) Transaction Expense incurred by PAG for the benefit of PAG and certain other Parties and not solely for PAG (collectively under clauses (x) and (y), “PAG’s Second Completion Expenses”). If Second Completion occurs, PAG’s Second Completion Expenses shall be paid to PAG at Second Completion. If Second Completion does not occurs, the Warrantors shall, jointly and severally, pay PAG’s Second Completion Expenses to PAG within five (5) Business Days upon delivery of an invoice therefor by PAG after PAG’s obligation to consummate the Share Purchase is terminated pursuant to Section 9.2(b).

SECTION 8 INDEMNIFICATION

8.1

Indemnification by Warrantors. The Warrantors (each, a “Indemnifying Warrantor Party”) shall, jointly and severally, indemnify, defend and hold harmless PAG, each of its Affiliates and their respective officers, directors, advisors, agents and employees (each a “Indemnified PAG Party”) from and against any losses, claims, damages, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such Person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of any breach by any Indemnifying Party of any Collective Warranty, covenant or agreement in this Agreement or any other Basic Document.

8.2

Indemnification by PAG. PAG (together with an Indemnifying Warrantor Party, an “Indemnifying Party”, as applicable) shall indemnify, defend and hold harmless the Warrantors, each of their Affiliates and their respective officers, directors, advisors, agents and employees (each an “Indemnified Warrantor Party” together with a Indemnified PAG Party, an “Indemnified Party”, as applicable) from and against any Losses resulting from or arising out of any breach by PAG of any PAG Warranty or any covenant or agreement of PAG in this Agreement or any other Basic Document.

8.3	Limitations.

(a)

The Indemnifying Party shall have no liability to any Indemnified Parties with respect to any breach of representations and warranties by any Indemnifying Party in respect of any claim or series of claims arising from the same or substantially similar facts or circumstances if the Losses actually suffered or incurred by such Indemnified Party in respect of such claim or series of claims is less than US$100,000; provided, however, that the limitation set forth in this Section 8.3(a) shall not apply to Losses related to (i) fraud or willful misconduct or (ii) any intentional breach of any Collective Warranties or any PAG Warranty, as applicable.

(b)

The Indemnifying Party shall have no liability to any Indemnified Party with respect to any breach of representations and warranties by the Indemnifying Party, unless and until the aggregate amount of the Losses actually suffered or incurred by such Indemnified Party (without taking into account any Losses excluded pursuant to Section 8.3(a)) exceeds US$1,000,000 (the “Indemnity Threshold”), in which case the Indemnifying Party shall be liable to such Indemnified Party, for all Losses, however, that the limitation set forth in this Section 8.3(b) shall not apply to Losses related to (i) fraud or willful misconduct or (ii) any intentional breach of any Collective Warranties or any PAG Warranty, as applicable.

(c)

The maximum aggregate liability of the Warrantors to the Indemnified PAG Parties with respect to any breach of representations and warranties by any Warrantor shall not exceed one hundred percent (100%) of the sum of the Note Purchase Price and Total Share Purchase Price paid by PAG.

(d)

The maximum aggregate liability of PAG to the Indemnified Warrantor Parties with respect to any breach of PAG Warranties shall not exceed one hundred percent (100%) of the sum of the Note Purchase Price and Total Share Purchase Price paid by PAG.

8.4	Survival of Collective Warranties.

(a)

The fundamental representations and warranties in Sections 1 to 7 of Part I and Sections 1, 2 and 4 of Part II of Schedule 2 of this Agreement shall survive indefinitely, those in Sections 8 and 17 of Part II of Schedule 2 shall survive until the expiration of the applicable statute of limitation periods and the other warranties shall survive until the earlier of (i) the completion of a Qualified IPO (as defined in the Securities Holders’ Agreement) and (ii) three (3) years after the applicable Completion. The representations and warranties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Party hereof; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within such survival period shall survive until such claim is finally and fully resolved. Notwithstanding anything to the contrary provided in this Agreement, the aforementioned limitation on survival period shall not apply in the event of any fraud, willful misconduct, gross negligence or willful default or willful misrepresentation on the part of any Party.

8.5

Expenses. Any indemnity as referred to in this Section 8 for breach of any representation or warrant shall be such as to place the relevant Indemnified Party in the same position as it would have been in had there not been any breach of the representation or warranty under which such Indemnified Party is to be indemnified. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such reasonable expenses as they are incurred by such Indemnified Party.

SECTION 9 TERMINATION

9.1	Effective Date; Termination. This Agreement shall become effective upon execution by the parties hereto and shall continue in force until terminated in accordance with Section 9.2.

9.2	Termination.

(a)	This Agreement may be terminated prior to the First Completion as follows:

(i)

at the election of PAG or the Issuer within three (3) months after March 31, 2022, if any one or more of the First Completion Conditions has not been fulfilled (or expressly waived) on or prior to March 31, 2022; provided, that this termination right shall not be available to PAG if the action or inaction of PAG or any of its Affiliates or representatives has contributed to failure of an applicable condition precedent for the First Completion and shall not be available to the Issuer if the action or inaction of any party hereto (other than PAG) or any of its Affiliates or representatives has contributed to failure of an applicable condition precedent for the First Completion;

(ii)

at the election of PAG, if any Warrantor has breached any Collective Warranty or any other material covenant or agreement contained in this Agreement or any other Basic Document in any material aspect, which breach cannot be cured or is not cured within thirty (30) days after being notified in writing of the same;

(iii)

at the election of the Issuer, if PAG has breached any PAG Warranty or any other material covenant or agreement contained in this Agreement or any other Basic Document in any material aspect, which breach cannot be cured or is not cured within thirty (30) days after being notified in writing of the same;

(iv)	by mutual written consent of the Issuer and PAG; or

(v)	at the election of PAG, upon termination of the Share Swap Agreement or failure to complete the Share Swap in accordance with the Share Swap Agreement.

(b)

Without prejudice to Section 9.2(a), PAG’s obligation to consummate the Share Purchase may be terminated prior to Second Completion, at the election of PAG, if (i) any Warrantor has breached any Collective Warranty or any other material covenant or agreement contained in this Agreement or any other Basic Document in any material aspect, which breach cannot be cured or is not cured within thirty (30) days after being notified in writing of the same, (ii) any one or more of the Second Completion Conditions has not been fulfilled (or expressly waived) on or prior to the first anniversary of the date hereof or

(iii) any Event of Default (as defined in the Note) has occurred under the Note.

(c)

Without prejudice to Section 9.2(a), the Company’s obligation to consummate the Share Purchase may be terminated prior to Second Completion, at the election of the Company, if (i) PAG has breached any of PAG Warranty or any other material covenant or agreement contained in this Agreement or any other Basic Document in any material aspect, which breach cannot be cured or is not cured within thirty (30) days after being notified in writing of the same, or (ii) any one or more of the conditions set forth in Section 3.4 has not been fulfilled (or expressly waived) on or prior to the first anniversary of the date hereof.

9.3

Survival. If this Agreement is terminated pursuant to Section 9.2, this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of Section 6 (Confidentiality; Restriction on Announcements), Section 7 (Expenses), Section 8 (Indemnification), this Section 9, Section 10 (Notices), Section 11 (Miscellaneous) and Section 12 (Governing Law and Dispute Resolution). Nothing in this Section 9 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 10 NOTICES

10.1

Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or email address set out below (or such other address or email address as the addressee has by five (5) days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by pre-paid international overnight courier, on the third Business Day following posting; and (c) if given or made by email, upon receipt of confirmation of error-free transmission.

10.2	Addresses and Fax Numbers. The initial address, facsimile and email for each Party for the purposes of this Agreement are:

PAG	PAG Growth Lynx Holding (BVI) Limited Commerce Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands Attention: Yulu Ying Email: yying@pag.com
Issuer and Company	Teal Sea Holding Corp. / TLC BioSciences Corp. PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attention: George Yeh Email: george@tlcbio.com
Cayman 2	Sea Crest Holding Corp. PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attention: George Yeh Email: george@tlcbio.com
Bidco	Woods Investment Company, Ltd. 11F-1, No. 3, Yuanqu Street, Nangang District, Taipei Attention: George Yeh Email: george@tlcbio.com
Major Shareholders	Yuhua Lin 14F.-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei Attention: Yuhua Lin Email:
Management Parties	TLC 11F-1, No. 3, Yuanqu Street, Nangang District, Taipei Attention: Carina Chen Email: carina@tlcbio.com

SECTION 11 MISCELLANEOUS

11.1

Enforcement Action. For the avoidance of doubt, any obligation on the part of PAG to make the investment hereunder is made solely to the Issuer or the Company (as applicable), and no Party (other than the Issuer or the Company, as applicable) shall have any right to enforce such obligation against PAG.

11.2

No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves.

11.3

Assignment. This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of each Party. No Party may assign its rights or obligations under this Agreement without the prior written consent of each other Party, and any purported assignment without such consent shall be void and without effect, except that PAG may assign this Agreement or any of its rights or duties hereunder to any of its Affiliates and PAG shall notify the Issuer and the Company of such assignment.

11.4	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by PAG, the Issuer, the Company and the Major Shareholder Representative.

11.5

Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision except that the Major Shareholder Representative may waive any provision on behalf of any Major Shareholder. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.6

Entire Agreement. This Agreement (together with the other Basic Documents and any other documents that are referred to herein or therein or are dated as of the date hereof and refer to this Agreement) constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

11.7

Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

11.8

Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by e-mail, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one (1) document.

SECTION 12

GOVERNING LAW; DISPUTE RESOLUTION

12.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

12.2

Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 12.1 above, such dispute, including the validity, invalidity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the SIAC

(the “SIAC Rules”) then in effect, which rules are deemed to be incorporated by reference into this Section 12.2. The seat of the arbitration shall be Singapore. There shall be three (3) arbitrators. The Warrantors shall jointly select one (1) arbitrator and PAG shall select one (1) arbitrator. The SIAC shall select the third arbitrator. The language of the arbitration shall be English. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees) and their fees shall be borne and paid by the parties in such proportions as the arbitrators shall determine.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Teal Sea Holding Corp.

By: /s/ George Yeh

Name: George Yeh

Title: Sole Director

TLC BioSciences Corp.

By: /s/ George Yeh

Name: George Yeh

Title: Sole Director

Sea Crest Holding Corp.

By: /s/ George Yeh

Name: George Yeh

Title: Sole Director

Woods Investment Company, Ltd.

(森投資股份有限公司)

By: /s/ George Yeh

Name: George Yeh

Title: President

Signature pages to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

/s/ Chang-Hai Lin

Chang-Hai Lin

/s/ Yuhua Lin

Yuhua Lin

/s/ Chenghsien Lin

Chenghsien Lin

/s/ Tienhuo Chen

Tienhuo Chen

/s/ Chinpen Lin

Chinpen Lin

/s/ Taiping Wu

Taiping Wu

/s/ Chinnu Lin

Chinnu Lin

/s/ Yanhui Lin

Yanhui Lin

/s/ Keelung Hong

Keelung Hong

/s/ George Yeh

George Yeh

PAG Growth Lynx Holding (BVI) Limited

By: /s/ Timothy Yuen Cheng Zee

Name: Timothy Yuen Cheng Zee

Title: Director

Signature pages to Securities Purchase Agreement

SCHEDULE 1 Part I LIST OF MAJORITY SHAREHOLDERS

	Major Shareholders	Passport Number	Number of TLC Shares Owned
1.	Chang-Hai Lin		5,302,946
2.	Yuhua Lin		3,408,200
3.	Chenghsien Lin		1,339,958
4.	Tienhuo Chen		1,844,332
5.	Chinpen Lin		2,689,234
6.	Taiping Wu		2,247,820
7.	Chinnu Lin		1,494,972
8.	Yanhui Lin		884,130

Part II LIST OF THE MANAGEMENT PARTIES

	Management Parties	Passport Number
1.	Dr. Keelung Hong
2.	George Yeh

Schedule 1

SCHEDULE 2 COLLECTIVE WARRANTIES

[see separate attachment]

Schedule 2

SCHEDULE 3 PAG WARRANTIES

1.

Corporate Existence and Power. PAG is a company duly incorporated and organized (as applicable) and validly existing in good standing (as applicable) under the laws of its place of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

2.

Corporate Authorization. PAG has the full power and authority to enter into, execute and deliver this Agreement and the other Basic Documents to which it is a party and to perform the transactions contemplated hereby and thereby. The execution and delivery by PAG of this Agreement and the other Basic Documents to which it is a party and the performance by PAG of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of PAG. Assuming the due authorization, execution and delivery hereof by the other parties, this Agreement and each of the other Basic Documents to which it is a party constitutes the legal, valid and binding obligation of PAG, enforceable against PAG in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3.

Governmental Authorization. The execution and delivery by PAG of this Agreement and the other Basic Documents to which it is a party and the performance by PAG of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority.

4.

Non-contravention. The execution and delivery by PAG of this Agreement and the other Basic Documents to which it is a party and the performance by PAG of the transactions contemplated hereby and thereby do not and will not

(a)violate the certificate of incorporation or bylaws of PAG, (b) violate any applicable law, or (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PAG or to a loss of any benefit to which PAG is entitled under any provision of any agreement or other instrument binding upon PAG.

5.	Non-Mainland Chinese Investor. PAG is not a Mainland Chinese Investor, nor is PAG affiliated with or substantially controlled by a Mainland Chinese Investor.

.

Schedule 3

SECURITIES PURCHASE AGREEMENT AMONG

TEAL SEA HOLDING CORP. TLC BIOSCIENCES CORP. SEA CREST HOLDING CORP.

WOODS INVESTMENT COMPANY, LTD. (森投資股份有限公司) MAJOR SHAREHOLDERS NAMED HEREIN MANAGEMENT PARTIE NAMED HEREIN

AND

PAG GROWTH LYNX HOLDING (BVI) LIMITEDENTITY

Dated July 5, 2021

TABLE OF CONTENTS

Page

SECTION 1 INTERPRETATION4

SECTION 2 PURCHASE OF NOTE AND PREFERRED SHARES10

SECTION 3 CONDITIONS PRECEDENT TO COMPLETION11

SECTION 4 COMPLETION17

SECTION 5 REPRESENTATIONS; WARRANTIES; UNDERTAKING; POST- CLOSING COVENANTS	18

SECTION 6 CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS22

SECTION 7 EXPENSES23

SECTION 8 INDEMNIFICATION23

SECTION 9 TERMINATION25

SECTION 10 NOTICES26

SECTION 11 MISCELLANEOUS27

SECTION 12 GOVERNING LAW; DISPUTE RESOLUTION28

SCHEDULES:

SCHEDULE 1 PARTICULARS OF CERTAIN PARTIES SCHEDULE 2 COLLECTIVE WARRANTIES SCHEDULE 3 PAG WARRANTIES